Exhibit 99.1

Youngevity International, Inc. (YGYI) Reports Record Revenue for Second Quarter 2016
Shareholder Conference Call 4:15 PM EDT

SAN DIEGO, CA--(August 11, 2016) – Youngevity International,Inc. (OTCQX: YGYI)  (www.YGYI.com),  a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels today reported financial results for the second quarter and six months ended June 30, 2016.

Second Quarter 2016 Highlights:

●	Revenues increased 9.7% over the prior year period to $42.5 million;

●	Gross Profit increased 6.8% to $25.4 million compared to the prior year period;

●	Coffee Segment logs material improvement in all key metrics on record revenue

"Once again, the management team at Youngevity is excited to report record revenue for the second quarter 2016.  We continue to see strong sales and customer growth in the United States and our international markets," stated Steve Wallach, Chief Executive Officer of Youngevity International.  He continued, “I was proud to see the significant improvements derived from our coffee sector as this business begins to scale."

"Again, we are very pleased with our ongoing performance as we continue to grow top-line revenue”, said Dave Briskie, President and Chief Financial Officer of Youngevity International. He continued “Our distributors continue to develop outstanding sales organizations that have a keen focus on customer acquisition, lead by a very diversified quality line of products. While we intend to continue to expand our distributors, we also intend to remain diligent in identifying additional products, either developed internally or through acquisitions, which quarter after quarter has proven to be an increasing predictable and sustainable business model.”

Second Quarter 2016 Financial Results:

For the three months ended June 30, 2016, the Company reported revenue of $42.5 million, compared to $38.7 million in 2015, a 9.7% increase whereby 87% of our revenue was derived from our direct selling segment and approximately 13% of our revenue from our commercial coffee segment. The increase in direct selling revenue is attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products. Approximately 4.4% of the increase was derived from new acquisitions.

Gross profit for the second quarter of 2016, increased approximately 6.8% to $25.4 million as compared to $23.8 million for the three months ended June 30, 2015. Gross profit as a percentage of revenue decreased to 59.8% in the current quarter compared to 61.5% in the same period last year.

Operating expenses for the three months ended June 30, 2016, increased approximately 11.1% to $23.9 million as compared to $21.5 million for the three months ended June 30, 2015. The main contributor to the increase was derived from a significant increase in sales and marketing expense which increased 65.6% to $2.6 million in the current quarter from $1.6 million in the same period last year. This was primarily due to the Company’s annual convention held in the first quarter in 2015 as compared to the current year convention held in the second quarter of the current year.

For the second quarter of 2016, the general and administrative expense increased 6.7% to $4.5 million from $4.2 million for the three months ended June 30, 2015, primarily due to increases in employee compensation and consulting fees.

For the three months ended June 30, 2016 total other expense decreased to $1.6 million as compared to $3.3 million for the three months ended June 30, 2015. The decrease was primarily due to the change in fair value of the warrant derivative liability from $2.2 million in 2015 to $484,000 for the three months ended June 30, 2016.

For the second quarter of 2016, the Company reported a net loss of $109,000 as compared to a net loss of $408,000 for the three months ended June 30, 2015.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and change in fair value of warrants, or "Adjusted EBITDA," was $2.6 million for the three months ended June 30, 2016 compared to $3.3 million in the same period for the prior year.

Fiscal 2016 First Six Months Results:

For the six months ended June 30, 2016, our revenue increased 6.8% to $80.7 million as compared to $75.5 million for the six months ended June 30, 2015. During the six months ended June 30, 2016, we derived approximately 89% of our revenue from our direct selling segment and approximately 11% of our revenue from our commercial coffee segment. The increase in direct selling revenue is attributed primarily to the increase in our product offerings, the increase in the number of distributors selling our product and the increase in the number of customers consuming our products as well as $3.7 million derived from new acquisitions.

For the first six months of fiscal 2016, gross profit increased approximately 10.7% to $48.8 million as compared to $44.1 million for the six months ended June 30, 2015.

For the first six months of fiscal 2016, total operating expenses increased approximately 11.3% to $46.1 million as compared to $41.4 million for the six months ended June 30, 2015.

Total other expense decreased to $2,027,000 for the first six months ended June 30, 2016, as compared to $4,480,000 for the six months ended June 30, 2015. This decrease was primarily due to the change in fair value of warrant derivative from an expense of $2,301,000 in the six months ended June 30, 2015 to a gain of $166,000 in the six months ended June 30, 2016.

For the six months ended June 30, 2016, the Company reported net income of $42,000 as compared to a net loss of $777,000 for the six months ended June 30, 2015. The net increase of $819,000 was primarily attributable to the change in fair value of warrant derivative discussed above, offset by an income tax benefit of $1,040,000 for the six months ended June 30, 2015 compared to an income tax expense of $618,000 for the same period in the current year.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA," was $4.8 million for the six months ended June 30, 2016 compared to $4.5 million in the same period for the prior year.

Conference Call Information

Management will host a conference call today at 4:15 PM Eastern Daylight Time (1:15 PM Pacific Daylight Time), to discuss the Company's financial results, for the second quarter and six months ended June 30, 2016. Investors can access the conference call by dialing Toll: 1 (415) 655-0060 and entering the access code: 792-908-778. It is advised that you dial-in at least five minutes prior to the call. The conference call will be recorded and available for replay shortly after the conclusion of the call. Recorded calls are available in the Investor Relations section of the Youngevity International website: http://ygyi.com/calls.php

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure.  We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, amortization, stock based compensation expense and change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation is provided at the end of this press release.

About Youngevity International

Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels. The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevityor follow us on Twitter @youngevity https://twitter.com/youngevity.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding expanding our distributors, identifying additional products and our continued future growth. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$42,500	$38,743	$80,702	$75,550
Cost of revenues	17,069	14,933	31,908	31,459
Gross profit	25,431	23,810	48,794	44,091
Operating expenses
Distributor compensation	16,796	15,736	32,770	29,874
Sales and marketing	2,637	1,592	4,438	3,713
General and adminstrative	4,474	4,193	8,899	7,841
Total operating expenses	23,907	21,521	46,107	41,428
Operating income	1,524	2,289	2,687	2,663
Change in the fair value of warrant derivative	(484)	(2,209)	166	(2,301)
Interest expense, net	(1,089)	(1,097)	(2,193)	(2,179)
Total other expense	(1,573)	(3,306)	(2,027)	(4,480)
Net (loss) income before income taxes	(49)	(1,017)	660	(1,817)
Income tax provision (benefit)	60	(609)	618	(1,040)
Net (loss) income	$(109)	$(408)	$42	$(777)

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
(In thousands - unaudited))

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net (loss) income	$(109)	$(408)	$42	$(777)
Add:
Interest	1,089	1,097	2,193	2,179
Income taxes	60	(609)	618	(1,040)
Depreciation	379	307	778	570
Amortization	605	525	1,209	1,038
EBITDA	2,024	912	4,840	1,970
Add:
Stock based compensation	56	131	126	275
Change in the fair value of warrant derivative	484	2,209	(166)	2,301
Adjusted EBITDA	$2,564	$3,252	$4,800	$4,546